Exhibit 10.1

TERMINATION AND TENTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

(TERM LOAN AND REVOLVING LINE)

This TERMINATION AND TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of February 2, 2017 (the “Amendment Date”), is entered into by and among THIRD SECURITY SENIOR STAFF 2008 LLC, as administrative agent (the “Agent”), and a lender, the other lenders party hereto (collectively, the “Lenders”), and TRANSGENOMIC, INC., a Delaware corporation (the “Borrower”).

WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Loan and Security Agreement (Term Loan and Revolving Line), dated as of March 13, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), whereby the Lenders have extended to the Borrower a loan facility pursuant to the Loan Agreement on the terms and subject to the conditions contained therein;

WHEREAS, as of the date hereof, the aggregate principal amount outstanding, including all accrued and unpaid interest thereon, owed to Lenders under both the Term Loan and Revolving Line is $7,881,211 (“Amendment Date Amount”);

WHEREAS, on October 12, 2016, the Borrower entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New Haven Labs Inc. (“Merger Sub”), which is a wholly owned subsidiary of the Borrower, and Precipio Diagnostics, LLC, (“Precipio”). In accordance with the Merger Agreement, at the effective time of the merger (the “Merger”), Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. As a result, Precipio will become a wholly owned subsidiary of the Borrower. Following the Merger, the Borrower will change its name to Precipio, Inc. (“New Precipio”);

WHEREAS, in accordance with the Merger Agreement, on the closing date of the Merger (the “Merger Closing Date”), (i) each outstanding common unit of Precipio will be converted into the right to receive an amount of shares of common stock of New Precipio (“New Precipio Common Stock”) based on an exchange ratio set forth in the merger agreement and (ii) each outstanding preferred unit of Precipio will be converted into the right to receive shares of convertible preferred stock of New Precipio (“New Precipio Preferred Stock”) in an aggregate amount equal to $3 million;

WHEREAS, in connection with the Merger, the Lenders have agreed, subject to the terms and conditions set forth in this Amendment, to convert the Amendment Date Amount and all accrued and unpaid interest on such Amendment Date Amount that has accrued from the Amendment Date to the Merger Closing Date (such accrued and unpaid interest together with the Amendment Date Amount, the “Outstanding Indebtedness”) into shares of New Precipio Preferred Stock and shares of New Precipio Common Stock (collectively, the “Conversion Shares”) in exchange for all amounts owed to Lenders pursuant to the Loan Agreement under the Term Loan and the Revolving Line;

WHEREAS, an Events of Default also exist under (i) Section 8.1 of the Loan Agreement as a result of the Borrower’s failure to make the required payments of interest when due in the aggregate amount of $625,256, such interest having accrued since June 6, 2016 to the date hereof (the “Payment Event of Default”), and (ii) Section 8.2(a) of the Loan Agreement as a result of the Borrower’s failure to: (A) timely provide Monthly Financial Statements for the months of July 2016, August 2016, September 2016, October 2016, November 2016 and December 2016 in accordance with Section 6.2(a) of the Loan Agreement and (B) timely provide a Compliance Certificate for the months of July 2016, August 2016, September 2016, October 2016, November 2016 and December 2016 in accordance with Section 6.2(b) of the Loan Agreement (collectively, with the Payment Event of Default, the “Specified Events of Default”);

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WHEREAS, the Borrower has requested that the Lenders terminate the Loan Agreement and the related Loan Documents and release their respective security interests in and liens on the Collateral once the Outstanding Indebtedness has been converted to the Conversion Shares in accordance with this Amendment, and the Lenders have agreed to do so to the extent and on the terms set forth in this Amendment; and

WHEREAS, the Borrower has requested that the Agent and the Lenders, and the Agent and the Lenders have agreed to, subject to the extent and on the terms set forth in this Amendment, (i) waive the Specified Events of Default and (ii) amend certain provisions of the Loan Agreement, in each case, effective as of the Amendment Date.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement

2.       Limited Waiver. The Agent and the Lenders hereby waive (a) the Specified Events of Default and (b) any prospective Event of Default that would exist under Section 8.1 of the Loan Agreement as a result of the Borrower’s failure to make required payments of (1) interest under the Term Loan or the Revolving Line or (2) Obligations, in each case, on any date when due for the period commencing on the date hereof until the earlier of (i) the effective time of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms.

3.       Amendments to the Loan Agreement. Effective as of the Amendment Date, the Loan Agreement is amended as follows:

(a)       Section 6.2(a) of the Loan Agreement is hereby amended by deleting the existing text of such subsection in its entirety and inserting, in lieu thereof, the following:

“6.2(a) Monthly Financial Statements. Commencing on the date of the termination of the Merger Agreement in accordance with its terms, Borrower shall provide to Lender as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month, certified by a Responsible Officer and in form acceptable to the Lenders (the “Monthly Financial Statements”)”;

(b)       Section 6.2(b) of the Loan Agreement is hereby amended by deleting the existing text of such subsection in its entirety and inserting, in lieu thereof, the following:

“6.2(b) Monthly Compliance Certificate. Commencing on the date of the termination of the Merger Agreement in accordance with its terms, Borrower shall provide to Lender as soon as available, but no later than thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as the Lenders may reasonably request, together with a statement that at the end of such month there were no held checks;”

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4.       Conversion. The Outstanding Indebtedness shall be convertible into shares of New Precipio Common Stock and New Precipio Preferred Stock, on the terms and conditions set forth in this Section 3.

(a)       Effective as of the Merger Closing Date, a portion of the Outstanding Indebtedness shall automatically be converted into the right to receive a number of shares of New Precipio Preferred Stock equal to $3 million. The number of shares of New Precipio Preferred Stock issuable upon conversion of the Outstanding Indebtedness pursuant to this Section 4(a) shall be determined in accordance with the applicable conversion rate set forth in the purchase agreement between the Borrower, the Lenders and certain investors to be entered into on or about the Merger Closing Date pursuant to which the Borrower will issue shares of New Precipio Preferred Stock to such investors in an aggregate amount equal to up to $7 million.

(b)       Effective as of the Merger Closing Date, the portion of the Outstanding Indebtedness not converted into New Precipio Preferred Stock in accordance with Section 4(a) above shall automatically convert into validly issued, fully paid and non-assessable shares of New Precipio Common Stock at the Conversion Rate (as defined below).

(i)       The number of shares of New Precipio Common Stock issuable upon conversion of the Outstanding Indebtedness pursuant to this Section 4(b) shall be determined by dividing (x) the Conversion Amount by (y) the Conversion Price, which shall be subject to adjustment for any stock split, dividend or other distribution, adjustment, recapitalization or similar event (the “Conversion Rate”).

(1)       “Conversion Amount” means the Outstanding Indebtedness less the Outstanding Indebtedness converted into New Precipio Preferred Stock;

(2)       “Conversion Price” means $0.50.

(c)       The Borrower shall not issue any fraction of a share of Conversion Shares upon any conversion. If the issuance would result in the issuance of a fraction of a share of Conversion Shares, the Borrower shall round such fraction of a share of Conversion Shares up to the nearest whole share. The Borrower shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Conversion Shares upon conversion of the Outstanding Indebtedness. Lenders understand that such Conversion Shares issuable upon conversion of the Outstanding Indebtedness may be required to bear a restrictive legend pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in which case such Conversion Shares shall be issuable in certificated form. For clarification purposes, the Borrower shall not be required to deliver unlegended shares hereunder for any reason whatsoever until such time as such shares are sold pursuant to Rule 144 of the Securities Act or pursuant to an effective Registration Statement on Form S-1 or S-3 and, notwithstanding anything to the contrary herein, may issue certificated shares bearing the restrictive legend pursuant to the Securities Act.

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(d)       On the Merger Closing Date, the Borrower shall deliver, or cause to be delivered, to the Agent and each Lender a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of the Outstanding Indebtedness. The person or persons entitled to receive Conversion Shares issuable upon a conversion of the Outstanding Amount shall be treated for all purposes as the record holder or holders of such Conversion Shares on and following the Merger Closing Date.

5.       Termination of Loan Documents.

(a)       Immediately following the conversion of the Outstanding Indebtedness into Conversion Shares in accordance with Section 3 of this Amendment:

(i)       all Loan Documents will terminate in their entirety, and shall be of no further force and effect;

(ii)       the security interests and liens of the Lenders in the Collateral will be terminated, released and of no force and effect, the Lenders will release any claim of right, title, or interest whatsoever in the Collateral, and the Lenders shall provide the Borrower or such other Person, as applicable, with such signed UCC Termination Statements as may be reasonably requested to effect the termination of any UCC Financing Statements in the applicable Lender’s favor in respect of such assets; and

(iii)       Lenders shall deliver to the Borrower any original signed Secured Promissory Notes marked “Paid in Full and Satisfied”/“Cancelled”;

(b)       Each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including without limitation, executing such other documents and delivering such information as may be reasonably requested by the other party in respect of the transactions being consummated hereunder.

6.       Conditions Precedent. Except with respect to Section 2 which shall be effective as of the Amendment Date without condition, the effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)       the consummation of the Merger on the Merger Closing Date.

(b)       receipt by the Agent of a copy of this Amendment, duly executed and delivered by the Borrower and the Lenders;

(c)       receipt by the Agent of any other documents or agreements reasonably requested by the Agent in connection with the transactions contemplated by this Amendment;

(d)       the truth and accuracy of the representations and warranties contained in Section 6 of this Amendment; and

(e)       the conversion of the Outstanding Indebtedness as contemplated by Section 2 of this Amendment shall have been approved by the stockholders of Borrower in accordance with the rules of the Nasdaq Capital Market.

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7.       Representations and Warranties. Each party hereto, as of the Amendment Date and as of the Merger Closing Date, hereby represents and warrants that (i) it has the corporate power and is duly authorized to enter into, deliver and perform this Amendment; and (ii) this Amendment is the legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

8.       Release; Indemnitees.

(a)       In further consideration of the execution of this Amendment by the Agent and each Lender, the Borrower, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of the Borrower and any debtor-in-possession with respect to the Borrower), assigns, subsidiaries and Affiliates, hereby forever releases the Agent, each Lender and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Lender Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”) that the Borrower may have against the Lender Releasees which arise from or relate to any actions which the Lender Releasees may have taken or omitted to take in connection with the Loan Agreement or the other Loan Documents prior to the Amendment Date and the Merger Closing Date, including, without limitation, with respect to the Obligations, any Collateral, the Loan Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not the Borrower shall satisfy all other provisions of the Loan Documents or the Loan Agreement.

(b)       In further consideration of the execution of this Amendment by the Borrowers, the Agent and each Lender, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of the Agent and each Lender), assigns, subsidiaries and Affiliates, hereby forever releases the Borrower and its successors, assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Borrower Releasees”) from any and all Claims that the Agent and/or each Lender may have against the Borrower Releasees which arise from or relate to any actions which the Borrower Releasees may have taken or omitted to take in connection with the Loan Agreement or the other Loan Documents prior to the Amendment Date and the Merger Closing Date, including, without limitation, with respect to the Obligations, any Collateral, the Loan Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not the Agent and each Lender shall satisfy all other provisions of the Loan Documents or the Loan Agreement.

(c)       The Borrower hereby further agrees to indemnify and hold the Lender Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Lender Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of the Borrower or any parent, Subsidiary or Affiliate of the Borrower, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment. The foregoing indemnity shall survive the termination of the Loan Agreement and the other Loan Documents.

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9.       Consent to Merger. The Lenders hereby consent to the Merger, the Merger Agreement and the transactions contemplated thereby, including the bridge loan in an amount up to two hundred fifty thousand dollars ($250,000) to be provided to Borrower by Precipio, and agree that neither the Borrower’s execution of the Merger Agreement nor the Borrower’s consummation of the Merger or any of the transactions contemplated thereby shall constitute a breach of Sections 7.3 or 7.4 of the Loan Agreement or any other covenant or agreement under the Loan Agreement.

10.       Termination of Amendment. In the event the Merger is not consummated, whether by termination of the Merger Agreement by the parties thereto or otherwise, this Amendment, including all provisions herein other than Section 2, Section 3, Section 9, Section 10, Section 11 and Section 12, shall terminate and be of no further force and effect.

11.       Effect; Relationship of Parties. Except as expressly modified hereby, the Loan Agreement and each other Loan Document from the Amendment Date until the Merger Closing Date shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Agent and Lenders. The relationship of the Agent and Lenders, on the one hand, and the Borrower, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor and not as joint venturers or partners. Nothing contained in this Amendment, any instrument, document or agreement delivered in connection herewith or in the Loan Agreement or any of the other Loan Documents shall be deemed or construed to create a fiduciary relationship between or among the parties.

12.       Expenses. The Borrower shall pay the Agent all of its actual, documented and reasonable costs and expenses in connection with the preparation, negotiation, execution and enforcement of this Amendment in accordance with the Loan Agreement (including, without limitation, all actual, documented and reasonable fees, expenses and disbursements of counsel to the Agent).

13.       Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. California law governs this Amendment, without regard to principles of conflicts of law. This Amendment embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof. Time is of the essence of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Amendment Date.

BORROWER

TRANSGENOMIC, INC.

By:	/s/ Paul Kinnon
	Name:	Paul Kinnon
	Title:	President & CEO

AGENT:

THIRD SECURITY SENIOR STAFF 2008 LLC
As Agent for Lenders

By:	/s/ Randal J. Kirk
	Name:	Randal J. Kirk
	Title:	Manager, Third Security, LLC, which is the Manager of Third Security Senior Staff 2008 LLC

LENDERS:

THIRD SECURITY SENIOR STAFF 2008 LLC

By:	/s/ Randal J. Kirk
Randal J. Kirk
Manager, Third Security, LLC, which is the
Manager of Third Security Senior Staff 2008 LLC

THIRD SECURITY STAFF 2010 LLC

By:	/s/ Randal J. Kirk
Randal J. Kirk
Manager, Third Security, LLC, which is the
Manager of Third Security Staff 2010 LLC

THIRD SECURITY INCENTIVE 2010 LLC

By:	/s/ Randal J. Kirk
Randal J. Kirk
Manager, Third Security, LLC, which is the
Manager of Third Security Incentive 2010 LLC

[Signature Page to Tenth Amendment]